AMENDMENT TO STOCK PURCHASE AGREEMENT

Pursuant to the signed Agreement for Purchase and Sale of Stock dated January 31, 2007, the following amendment is made to section 1.2 and 2.0 of the Agreement.

Date: March 15, 2007

Original:

1.2 Procedure for Closing.
The closing of the transaction contemplated by this Agreement shall be held at FTS Group, Inc. 7610 West Hillsborough Ave., Tampa, Florida 33615, on January 22, 2007, at 1:00 p.m. EST, or such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this Agreement as the "Closing Date").

2.0 Amount and Payment of Purchase Price.

The purchase price of the Stock shall be $45,000 in accordance with the allocation set forth in Exhibit "A" attached and incorporated herein, all in the aggregate sum of Forty Five Thousand ($45,000) Dollars and 00/100.

In addition to cash paid out on the Closing Date, the Purchaser agree to issue 1,500,000 free trading shares subject to a six (6) month lock up and twelve (12) month leak out agreement to Ralph Massetti as Seller, and 1,000,000 free trading shares to Rochester Capital Partners, as Finder, subject to a lock-up and leak out agreement.

$10,000 of the $45,000 purchase price shall be held in escrow on the Closing Date and released upon completion of the audited financials for SalesRepCentral.Com, Inc., for the fiscal years ended 2002 through 2006, expected to take approximately two to four weeks from the Closing Date to complete.

As Amended:

Amendment #1

1.2 Procedure for Closing.
The closing of the transaction contemplated by this Agreement shall be held at FTS Group, Inc. 7610 West Hillsborough Ave., Tampa, Florida 33615, on March 20, 2007, at 1:00 p.m. EST, or such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this Agreement as the "Closing Date").

2.0 Amount and Payment of Purchase Price.

The purchase price of the Stock shall be $45,000 Forty Five Thousand ($45,000) Dollars and 00/100, in accordance with the allocation set forth in Exhibit "A" attached and incorporated herein, but not at closing. All funds will be paid in accordance with Amendment #1 to Section 2.0 of the Stock sale and Purchase Agreement.

In addition to cash, within 30 days of the Closing Date, the Purchaser agrees to issue from the acquired preferred shares 1,500,000 pre split free trading shares subject to a six (6) month lock up and twelve (12) month leak out agreement to Ralph Massetti as Seller, and 1,000,000 pre split free trading shares to Rochester Capital Partners, as Finder, subject to a lock-up and leak out agreement.

The entire cash purchase price of $45,000 shall be paid subject to final contractual debt payout calculations, completion of audited financial statements for the fiscal years of 2002 through 2006, within 14 days of the Company’s common shares begin trading on the over the counter bulletin board or pink sheets stock markets.

IN WITNESS WHEREOF, the parties have executed this Amendment so that it is deemed effective as of the day and year first written above.

SELLER:      PURCHASER:
SalesRepCentral.Com, Inc.    221 Fund, LLC.

By:     /s/ Ralph Massetti     By: /s/ Scott Gallagher
Ralph Massetti, President    Scott Gallagher

Dated: March 15, 2007    Dated: March 15, 2007

Ralph Massetti
An individual

By:       /s/ Ralph Massetti
Ralph Massetti, President